CUSIP NO. 04518A104	13G	Page 14 of 14

Exhibit 99.2

Item 7 Information

The securities being reported on by the reporting persons herein as parent holding companies are owned, or may be deemed to be beneficially owned as follows:

Company	Type of Company.
First State Investments (Hong Kong) Limited	IA (HK registered)